Senseonics Holdings, Inc. Reports First Quarter 2026 Financial Results

Generated Q1 revenue of $11.7 million, an increase of 87% year-over-year

Expect full-year revenue in the range of $60M - $64M (previously $58M to $62M)

Strong strategic and commercial progress, including the launch of Eversense® 365 in Europe

Raised $100M+ in equity and debt financing to support commercial strategy and pipeline

GERMANTOWN, MD.—May 7, 2026 (BUSINESS WIRE)-- Senseonics Holdings, Inc. (NASDAQ: SENS) a medical technology company focused on the development, manufacturing and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today announced first quarter 2026 financial results and provided a business update.

Recent Highlights & Accomplishments

●	Generated Q1 revenue of $11.7 million, an increase of 87% year-over-year
●	Continued commercial momentum for Eversense 365 in the US, primarily driven by direct-to-consumer marketing efforts, with DTC new patient adds up nearly 100% year-over-year.
●	Achieved gross margin of 59% in Q1, an increase of 35% year-over-year, reflecting benefits from the commercial transition, scale and manufacturing efficiencies
●	Initiated commercial launch with twiist™ to support US patient growth, with encouraging early uptake of Eversense 365 as part of an Automated Insulin Delivery (AID) system
●	Currently launching Eversense 365 in Europe with first insertions in Sweden in April, following CE Mark approval in January
●	Raised $92 million in growth capital through recent public offering of securities
●	Amended and expanded Hercules debt facility to further strengthen balance sheet

Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics said, “This was our first quarter as a fully-integrated commercial organization in the U.S., following the successful transition of the U.S. Eversense Sales and Marketing team to Senseonics. However, this wasn’t just a quarter of important strategic progress, it was a strong quarter of commercial delivery, with both revenue and gross margins exceeding our expectations. We have now secured over $100 million in equity and debt financing to continue to fund our ongoing global launch of Eversense 365 and support the continued development of our pipeline, which includes the Gemini and Freedom systems. I’m proud of the team’s ability to both adapt and deliver during a crucial evolution of our business, which is now end-to-end, gaining momentum and moving forward more ambitiously.”

First Quarter 2026 Results:

Total revenue for the first quarter of 2026 was $11.7 million compared to $6.3 million for the first quarter of 2025. U.S. revenue was $9.3 million for the first quarter of 2026 compared to $4.5 million for the first quarter of 2025, and revenue outside the U.S. was $2.4 million in the first quarter of 2026 compared to $1.8 million in the prior year period.

First quarter 2026 gross profit was $6.9 million compared to a gross profit of $1.5 million for the first quarter of 2025. The increase in gross profit was primarily due to higher U.S. revenues driven by continued adoption of the Eversense E365 system, higher average selling prices, and a more streamlined manufacturing and supply chain, contributing to improved margins. First quarter 2026 gross profit also included a one-time benefit of $0.5 million related to the timing of the Eversense 365 product launch in Europe.

First quarter 2026 research and development expenses increased by $1.3 million year-over-year to $8.6 million from $7.3 million for the first quarter of 2025. The increase was primarily driven by the new R&D project spend, along with the ramp-up of new clinical trials and increased headcount to support these activities.

First quarter 2026 selling, general and administrative expenses increased by $22.5 million year-over-year to $30.2 million from $7.7 million for the first quarter of 2025. The increase was primarily driven by higher sales and marketing and general and administrative expenses associated with the U.S. commercial integration and the transition of Eversense commercialization and distribution, including increased personnel, transition support, direct-to-consumer marketing, and other operational costs.

Net loss was $32.3 million, or a $0.71 loss per share, in the first quarter of 2026 compared to net loss of $14.3 million, or a $0.40 loss per share, in the first quarter of 2025. Net loss increased by $18 million primarily due to increased expenses due to the costs related to taking over the commercialization and distribution of Eversense.

Cash, cash equivalents and investments were $64.6 million and outstanding indebtedness was $35.2 million.

Full Year 2026 Financial Outlook

Senseonics now expects full-year 2026 global net revenue to be approximately $60 – $64 million, representing year-over-year growth of 70% – 82%, based on growing scale and the expected completion of the transition of Eversense commercialization from Ascensia in Europe to bring the entire sales and marketing infrastructure in-house. Gross margins are expected to be approximately 55% – 58% for the full year. The financial outlook takes into consideration the following factors: (i) the roll-out of Eversense 365 outside the United States, (ii) plans with respect to spending on the DTC marketing campaigns to generate leads, (iii) the status of other sales and marketing initiatives, and (iv) utilization of the patient assistance programs for Eversense 365.

Conference Call Information

Management will hold a conference call to review the Company’s first quarter 2026 performance starting today at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on Senseonics’ website at www.senseonics.com by navigating to “Investor Relations,” and then “Events & Publications,” and will be archived there for future reference. To listen to the conference call, please dial 1-800-225-9448 (US/Canada) or 1-203-518-9708 (International), passcode SENSQ1, approximately five to ten minutes prior to start time.

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About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the design, development and commercialization of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense

The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue and gross margin projections under the heading “Full Year 2026 Financial Outlook,” statements regarding the ongoing transition of Eversense commercial operations from Ascensia, the commercial launch of Eversense 365 in Europe, the continued investment in the commercialization of Eversense 365 in the U.S. and Europe, the Company’s product development pipeline including Gemini and Freedom, the expanded compatibility of Eversense 365 with automated insulin delivery systems and the future demand for Eversense, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties related to the transition of commercial activities from Ascensia and the establishment of Senseonics’ capabilities and processes in Europe, uncertainties in insurer, regulatory and administrative processes and decisions and the finalization of new product version technology upgrades for European tenders and other customers, uncertainties in the development, registration and roll-out of new technology and solutions, uncertainties inherent in the ongoing commercialization of the Eversense product, the expansion of the Eversense product and Senseonics’ and its partners’ activities, uncertainties relating to the ability satisfy conditions for funding of future tranches of borrowing under the amended credit facility with Hercules, uncertainties relating to the availability and terms of future financing, uncertainties relating to the current economic and regulatory/political environment, including the effects of tariffs, and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed with the SEC under the heading "Risk Factors." The forward-

looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer
LifeSci Advisors
investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$29,612	$40,234
Restricted cash	315	315
Short term investments, net	34,709	53,796
Accounts receivable, net	10,655	6,807
Accounts receivable, net - related parties	4,056	5,312
Inventory, net	8,308	6,703
Prepaid expenses and other current assets	4,626	4,366
Total current assets	92,281	117,533

Deposits and other assets	6,429	4,536
Property, equipment and intangible assets, net	4,147	4,200
Total assets	$102,857	$126,269
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,188	$4,059
Accrued expenses and other current liabilities	15,097	15,091
Accrued expenses and other current liabilities, related parties	8,040	5,198
Total current liabilities	26,325	24,348

Long-term debt and notes payables, net	35,912	35,586
Non-current operating lease liabilities	6,285	5,289
Total liabilities	68,522	65,223

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value per share; 70,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 41,795,466 shares and 41,265,778 shares issued and outstanding as of March 31, 2026 and December 31, 2025	42	41
Additional paid-in capital	1,083,605	1,077,923
Accumulated other comprehensive income	8	69
Accumulated deficit	(1,049,320)	(1,016,987)
Total stockholders’ equity	34,335	61,046
Total liabilities and stockholders’ equity	$102,857	$126,269

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenue, net	$9,341	$1,810
Revenue, net - related parties	2,370	4,447
Total revenue	11,711	6,257
Cost of sales	4,771	4,752
Gross profit	6,940	1,505

Expenses:
Research and development expenses	8,611	7,299
Selling, general and administrative expenses	30,175	7,694
Operating loss	(31,846)	(13,488)
Other income (expense), net:
Interest income	742	675
Interest expense	(1,192)	(1,429)
Other expense	(37)	(17)
Total other income (expense), net	(487)	(771)

Net Loss	(32,333)	(14,259)
Other comprehensive loss
Unrealized loss on marketable securities	(61)	(3)
Other comprehensive loss	(61)	(3)
Total comprehensive loss	$(32,394)	$(14,262)

Basic net loss per common share	$(0.71)	$(0.40)
Basic weighted-average shares outstanding	45,822,486	35,943,880

Diluted net loss per common share	$(0.71)	$(0.40)
Diluted weighted-average shares outstanding	45,822,486	35,943,880